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                      [LATHAM & WATKINS LETTERHEAD]

                                                            March 27, 1997

Host Marriott Corporation
Host Marriott Financial Trust
10400 Fernwood Road
Bethesda, MD 20817

          Re: REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-19923)

Dear Sir or Madam:

  You have requested our opinion concerning the material United States federal income tax consequences expected to result to holders from the purchase, ownership and disposition of the Preferred Securities of Host Marriott Financial Trust (the "Trust"), which represent preferred undivided beneficial interests in 6 3/4% Convertible Subordinated Debentures due December 2, 2026 of Host Marriott Corporation held by the Trust, and which have been registered under the Securities Act of 1933 pursuant to the Registration Statement on Form S-3 filed herewith (the "Registration Statement").

  The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, it is our opinion that the information in the Registration Statement under the caption "Certain Federal Income Tax Consequences," to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, is accurate in all material respects and fairly summarizes the United States federal income tax consequences expected to result to holders from the purchase, ownership and disposition of the Preferred Securities. No opinion is expressed as to any matter not discussed therein.

  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

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  This opinion is rendered to you solely for use in connection with the
Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings "Certain Federal Income Tax Considerations" and "Legal Matters."

                                          Very truly yours,

                                          /s/ Latham & Watkins
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